Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Woburn, MA, May 7, 2009 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the first quarter of 2009.

For the quarter ended March 31, 2009, the Company reported a net loss of $9,908,000 or $0.23 per share, compared to a net loss of $13,914,000, or $0.32 per share, for the first quarter of 2008.

At March 31, 2009, the Company had a total of $192,371,000 in cash, equivalents and marketable securities, which includes $47,750,000 drawn down during the third and fourth quarters of 2008 under notes payable that are collateralized by the Company’s auction rate securities.  Net of these notes, at March 31, 2009 the Company had a total of $144,621,000.

Operational Highlights

•                  ARQ 197, a selective inhibitor of c-Met receptor tyrosine kinase

•                  Patient enrollment in the Phase 2 MiT (Microphthalmia Transcription Factor) and NSCLC (non-small cell lung cancer) trials proceeding as planned

•                  Dosing of the first patients in a Phase 1 trial in HCC (hepatocellular carcinoma) and in a new combination therapy arm with ARQ 197 and gemcitabine in pancreatic cancer

•                  ARQ 621, a novel inhibitor of the Eg5 kinesin motor protein

•                  Completed accrual of the first patient cohort in a Phase 1 safety and dose finding trial

“In partnership with Daiichi Sankyo, we continue to expand the development program for ARQ 197,” said Paolo Pucci, chief executive officer of ArQule.  “Each of the four tumor programs currently in development is based upon the biological rationales for c-Met inhibition in the respective tumor types.  Specifically in our newest program, HCC, the over-expression of c-Met and its ligand, hepatocyte growth factor, is associated with poor patient prognosis.

“We advanced our clinical-stage product portfolio during the quarter with the accrual of the first patient cohort in a Phase 1 trial with ARQ 621, a second-generation, small molecule inhibitor of the Eg5 kinesin motor protein,” said Mr. Pucci.  “We plan to complete this dose escalation trial late this year.

“Finally, pre-clinical findings with two of our products were highlighted in posters at the 2009 Annual Meeting of the American Association for Cancer Research in April,” said Mr. Pucci. “The data in these posters were generated from in vivo and in vitro studies with ARQ 197 and ARQ 621 that support the clinical rationale for our ongoing trials.”

Revenues and Expenses

The Company reported total revenues of $5,420,000 for the quarter ended March 31, 2009, compared with revenues of $3,527,000 for the first quarter of 2008.  The increase in revenues in the first quarter of 2009 was primarily due to revenue from the Company’s development and research collaboration agreements with Daiichi Sankyo Co., Ltd. entered into in late 2008.  Revenues in 2009 also included revenue from the Company’s license agreement with Kyowa Hakko Kirin Co., Ltd.  The first quarter of 2008 included revenues from the Company’s previous collaboration with Roche, which terminated in the fourth quarter of 2008.

Total costs and expenses for the quarter ended March 31, 2009 were $14,994,000 compared to $19,086,000 for the first quarter of 2008.   Research and development costs for the quarter ended March 31, 2009 were $11,334,000 compared to $13,452,000 for the first quarter of 2008.  The decreased 2009 research and development costs were primarily due to lower clinical outsourcing costs, including those related to the E2F program.  Reimbursement from Daiichi Sankyo for Phase 2 clinical trial expenses for ARQ 197 incurred in the quarter ended March 31, 2009 will be received in the following quarter.

General and administrative costs for the quarter ended March 31, 2009 were $3,660,000 compared to $5,634,000 for the first quarter of 2008.  The decreased 2009 general and administrative expenses were primarily due to non-recurring, non-cash, stock-based compensation costs resulting from senior management transitions in the first quarter of 2008.

Confirmed Financial Guidance

As previously stated, for 2009, ArQule expects net use of cash to range between $46 and $49 million.  Revenues are expected to range between $21 and $24 million.  Net loss is expected to range between $44 and $47 million, and net loss per share to range between $0.98 and $1.05 for the year.  ArQule expects to end 2009 with between $157 and $160 million in cash and marketable securities, which includes $47.8 million drawn down in 2008 under notes payable that are collateralized by the Company’s auction rate securities. Net of these notes, the Company expects to end 2009 with net cash and marketable securities in a range of between $109 and $112 million.  These figures do not assume incremental revenue and cash resources from additional partnering transactions or milestone payments that may occur or be triggered during 2009.

Conference Call and Webcast

Conference call details

Date:	Thursday, May 7, 2009
Time:	9:00 a.m. ET
Conference Call Numbers
Domestic:	866-788-0540
International:	857-350-1678
Participant Passcode:	42396937
Web cast:	http://www.arqule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 888-286-8010 and outside the U.S. 617-801-6888.  The access code is 48256941.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead product, in Phase 2 clinical development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein.  An additional clinical-stage program includes compounds that activate the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor. The Company’s pre-clinical pipeline includes a compound designed to inhibit the BRAF kinase.  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™)  are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate).

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations or its financial condition, as well as its agreements with Daiichi Sankyo Co. Ltd. and Kyowa Hakko Kogyo Co., Ltd.  These statements include references to potential future milestone and royalty payments that could result from the future development of ARQ 197 and products generated from the company’s AKIP™ platform.  Failure to successfully develop these products could prevent the Company from receiving these future payments.  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 2 trials with ARQ 197 and a Phase 1 trial with ARQ 621.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 and ARQ 621 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in further pre-clinical testing and in current, later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 and ARQ 621 is subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to pursue drug discovery successfully in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Research and development revenue	$5,420	$3,527

Costs and expenses:
Research and development	11,334	13,452
General and administrative	3,660	5,634
Total costs and expenses	14,994	19,086

Loss from operations	(9,574)	(15,559)

Interest income	361	1,645
Interest expense	(166)	—
Other income (expense)	(529)	—
Net loss	$(9,908)	$(13,914)

Basic and diluted net loss per share:
Net loss per share	$(0.23)	$(0.32)

Weighted average basic and diluted shares outstanding	44,029	43,771

Balance sheet data (in thousands):	March 31, 2009	December 31, 2008

Cash, equivalents and marketable securities- short term	$128,899	$141,890
Marketable securities- long term	63,472	64,219
	$192,371	$206,109

Total assets	$200,350	$214,212

Notes payable	$47,750	$47,750

Stockholders’ equity	$34,600	$43,467

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